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                                                                Exhibit 13


                     SPLIT-DOLLAR LIFE INSURANCE AGREEMENT


         This Agreement is entered into as of ___________, ____ by and between Technologies, Inc., a Georgia corporation, (the "Company") and ("Employee") in reference to the following facts:

                 1.       Employee is a valued employee of the Company.

                 2. The Company has simultaneously with the execution of this Agreement caused _____________________________________ (the "Insurance
Company") to issue and deliver to Employee policy number __________ (the "Policy") on the life of Employee. The first annual premium has been paid by the Company as of the date of this Agreement.

                 3. For purposes of this Agreement, the Company and any subsidiary of the Company shall constitute the "Employer." For this purpose, a subsidiary is a corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code")) of which the Company is a member. If Employee is employed by a corporation which, as a result of a sale or other corporate reorganization, ceases to be a member of such controlled group, such sale or other corporate reorganization shall be treated as a termination of Employee by Employer without Cause (as defined in Section 8) unless immediately following the event and without any break in employment the Employee remains employed by the Company or another corporation which is a member of the controlled group of corporations.

         NOW THEREFORE, in consideration of the facts set forth above and the various promises and covenants set forth below, the parties to this Agreement agree as follows:

1.       Ownership of Policy.

         The Company acknowledges that Employee is the owner of the Policy and that Employee is entitled to exercise all of his or her ownership rights granted by the terms of the Policy, except to the extent that the power of the Employee to exercise those rights is specifically limited by this Agreement. Except as so limited, it is the expressed intention of the parties to reserve to Employee all rights in and to the Policy granted to its owner by the terms thereof, including, but not limited to, the right to change the beneficiary of that portion of the proceeds to which Employee is entitled under Section 4 of this Agreement and the right to exercise settlement options.

2.       The Company's Security Interest.

         The Company's security interest in the Policy is conditioned upon its satisfactorily performing all of the covenants under this Agreement. Each period covered by any individual premium payment described in Section 3 shall be considered a discrete extension
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of the Company's security interest in the Policy. The Company shall not have nor exercise any right in and to the Policy which could, in any way, endanger, defeat, or impair any of the rights of Employee in the Policy, including by way of illustration any right to collect the proceeds of the Policy in excess of the amount due the Company as provided in this Agreement and in the Policy. The only rights in and to the Policy granted to the Company in this Agreement shall be limited to the Company's security interest in and to the cash value of the Policy, as defined herein, and a portion of the death benefit of the Policy as hereinafter provided (the "Security Interest"). The Company shall not assign any of its Security Interest in the Policy to anyone other than Employee.

3.       Premium payments.

         Until (a) Employee files a notice with the Company pursuant to Section 10 electing a Security Release Date (as defined in Section 10 below), (b) Employee otherwise attains his or her Security Release Date, or (c) Employee's employment with the Company is terminated for any reason, whichever occurs earliest, the Company agrees to pay premiums under the Policy in amounts such that premiums (not including the initial premium) received by each anniversary date are at least equal to the "cumulative cost of term insurance" (as defined in the Policy) from the first anniversary date through the period ending twelve months after the anniversary date in question. The premium payment shall be transmitted directly by the Company to the Insurance Company. Consistent with the preceding sentences, prior to the release of the Company's Security Interest in the Policy, Employee and the Company agree that the Company shall from time to time designate one or more individuals (the "Designee"), who may be officers of the Company, who shall be entitled to adjust the death benefit under the Policy; provided, however, that the Designee may only increase, but not-decrease, the death benefit in effect on the date that the Policy is issued. During the period of time that this Agreement is in effect, Employee irrevocably agrees that all dividends paid on the Policy shall be applied to purchase from the Insurance Company additional paid-up life insurance on the life of Employee.

4.       Death of Employee while employed by Employer.

         (a) If Employee dies prior to termination of employment with Employer and prior to his or her Security Release Date (as defined in Section 10 below), Employee's designated beneficiary shall be entitled to receive as a death benefit an amount equal to two and one-half (2-1/2) times Employee's annual base salary at the time of death. The amount described in the preceding sentence shall be paid from the proceeds of the Policy. To the extent that the death benefit under the Policy exceeds such amount, the balance of the death benefit shall be payable to the Company. The designation of the beneficiaries under the Policy shall be in accordance with this Section.

         (b) Employee agrees that, during the period of this Agreement, Employee will obtain and provide to the Company and/or the Insurance Company the written consent of the spouse of the Employee, in the form attached hereto as Exhibit B, to any designation

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by Employee of anyone other than the Employee's spouse as the beneficiary to receive the benefits under this Section 4.

5. Employee's attaining his or her Security Release Date or termination of Employee's employment on account of a Qualifying Termination.

         (a) By making timely payment of the premiums described in Section 3, the Company may renew its Security Interest in the Policy for the period commencing with the due date of such payment until the later of (1) the due date of the next payment described in Section 3, or (2) the date that Employee attains his or her Security Release Date or terminates employment with the Employer on account of a Qualifying Termination (either of which events described in this clause 2 is referred to herein as a "Qualifying Event"). The Company may not extend its Security Interest in the Policy under the Collateral Security Assignment Agreement attached as Exhibit A after the occurrence of a Qualifying Event. After such Qualifying Event, Employee shall be entitled to exercise all of his or her ownership rights in the Policy without any limitation, and this Agreement and its accompanying Collateral Security Assignment Agreement shall no longer constitute a restriction on Employee's rights.

         (b) Notwithstanding paragraph (a), the Company shall continue to have its Security Interest in the Policy to the extent required to satisfy its withholding obligations as described in Section 12.

6.       Termination of an Employee for a reason other than a Qualifying
         Termination.

         If the employment of Employee with Employer is terminated prior to his or her Security Release Date for a reason other than a Qualifying Termination (as described below), Employee shall cause, either by withdrawing from or borrowing against the Policy, on a nonrecourse basis, to be transferred to the Company an amount equal to the maximum amount that may then be obtained under the Policy. In the event that the amount that can be withdrawn from or borrowed against the Policy is less than the cash surrender value of the Policy, the Company shall withhold from other compensation payable to Employee the amount of such difference unless Employee has previously transferred to the Company an amount equal to such difference. In no event shall Employee's voluntary resignation prior to attaining his or her Security Release Date (as such concept is further defined below) ever constitute a Qualifying Termination, except in certain situations following a Change in Control (see Section 9).


7.       Definition of a Qualifying Termination.


         A Qualifying Termination is either of the following events: the termination of Employee by Employer for any reason other than "Cause," as described in Section 8; or the termination of Employee after a Change in Control under the circumstances described in Section 9(a). Both of these concepts are further defined below.


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8.       Qualifying Termination because Employee is terminated for a reason other than "Cause".

         For purposes of this Section, "Cause" shall mean (a) Employee's failure to render services to the Employer where such failure amounts to misconduct or gross neglect of Employee's responsibilities and duties; (b) Employee's commission of an act of fraud or dishonesty against the Employer; or
(c) Employee's conviction of a felony or other crime involving moral turpitude.

9. Qualifying Termination on account of termination after a Change in Control.

         (a) A Qualifying Termination shall be treated as occurring after a "Change in Control" of the Company (as defined below) if there is first a "Change in Control" and then, within one year following such Change in Control, either (1) Employee's employment with the Employer is terminated without "Cause" (as defined in Section 8) or (2) Employee terminates his or her employment with the Employer for "Good Reason" (as defined in subsection (c) below).

         (b) For purposes of this Section, "Change in Control" of the Company shall mean changes in the ownership of the Company, changes in the effective control of the Company and changes in ownership of a substantial portion of the Company's assets all as defined, discussed and illustrated in
Section 280G of the Internal Revenue Code and the duly promulgated Treasury Regulations thereunder, and the disposition of a substantial portion of the Company's assets as defined in subparagraph (4) below. Without limiting the foregoing and by way of example:

                 (1) A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

                 (2) A change in the effective control of the Company occurs on the date that either: any one person, or more than one person acting as a group, acquires (or has acquired during the twelve
         (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing twenty percent (20%) or more of the total voting power of the stock of the Company; or a majority of members of the Company's Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors who were directors prior to the date of the appointment or election of the first of such new directors.

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                 (3)      A change in the ownership of a substantial portion of
         the Company's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to or more than one-third of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. The transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred (A) to a shareholder of the Company (immediately before the asset transfer) in exchange for such shareholder's capital stock of the Company having a fair market value approximately equal to the fair market value of such assets or (B) to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company.

                 (4) A disposition of substantial portion of the Company's assets occurs on the date that the Company transfers assets by sale, distribution to shareholders, assignment to creditors, foreclosure or otherwise, in a transaction or transactions not in the ordinary course of the Company's business (or has made such transfers during the twelve (12) month period ending on the date of the most recent such transfer of assets) that have a total fair market value equal to or more than - one-third of the total fair market value of all of the assets of the Company as of the date immediately prior to the first such transfer or transfers. The transfer of assets by the Company is not treated as a disposition of a substantial portion of the Company's assets if the assets are transferred to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company.

For purposes of the provisions of this Agreement defining "Change in Control,"
(A) references to the Company in this Agreement include the Georgia corporation known as Healthdyne Technologies, Inc. as of the date of execution of this Agreement, and any corporation which is the legal successor to such corporation by virtue of merger or share exchange; and (B) the terms "person," "acting as a group" and "ownership" shall have the meanings prescribed in Sections 3(a)(9) and 1 3(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder; provided, however, that in any merger, consolidation or share exchange in which less than fifty percent (50%) of the outstanding voting securities of the Company or its successor corporation are held by the former shareholders of the Company, the shareholders of the corporation or corporations who acquired ownership of fifty percent (50%) or more of the surviving corporations shall be deemed to have acted as a group, resulting in a change in ownership under subparagraph (1) above.

         (c) For purposes of this Section, "Good Reason" shall mean the occurrence of one of the following events:

                 (1) the assignment to the Employee of any duties inconsistent with, or the reduction of powers or functions associated with, his or her positions,


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                          duties, responsibilities and status with the Employer
                          immediately prior to a Change in Control, or any removal of the Employee from, or any failure to reelect the Employee to, any positions or offices the Employee held immediately prior to a Change in Control, except in connection with the termination of the Employee's employment by the Employer for "Cause" (as defined in Section 8);

                 (2) a reduction by the Employer of the Employee's base salary as in effect immediately prior to a Change in Control, except in connection with the termination of the Employee's employment by the Employer for "Cause" (as defined in Section 8);

                 (3) a change in the Employee's principal work location to a location more than forty (40) miles from Marietta, Georgia, except for required travel on the Employer's business to an extent substantially consistent with the Employee's business travel obligations immediately prior to a Change in Control;

                 (4) (A) the failure by the Employer to continue in effect any employee benefit plan, program or arrangement (including, without limitation, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974) in which the Employee was participating immediately prior to a Change in Control (or substitute plans, programs or arrangements providing the Employee with substantially similar benefits), (B) the taking of any action, or the failure to take any action, by the Employer which could (i) adversely affect the Employee's participation in, or materially reduce the Employee's benefits under, any of such plans, programs or arrangements, (ii) materially adversely affect the basis for computing benefits under any of such plans, programs or arrangements or (iii) deprive the Employee of any material fringe benefit enjoyed by the Employee immediately prior to a Change in Control or (C) the failure by the Employer to provide the Employee with the number of paid vacation days to which the Employee was entitled immediately prior to a Change in Control in accordance with the Employer's vacation policy applicable to the Employee then in effect, except in connection with the termination of the Employee's employment by the Company for "Cause" (as defined in Section 8);

                 (5) the failure by the Employer to pay the Employee any portion of the Employee's current compensation, or any portion of the Employee's compensation deferred under any plan, agreement or arrangement of or with the Employer within seven (7) days of the date such compensation is due;


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                 (6)      the failure by the Company to obtain an assumption of
                          the obligations of the Company under this Agreement by any successor to the Company.

         (d) A termination of employment by Employee within the 12-month period following a Change in Control shall be for Good Reason if one of the occurrences specified in paragraph (c) shall have occurred, notwithstanding that Employee may have other reasons for terminating employment, including employment by another employer which Employee desires to accept.

10.      Employee's attaining his or her Security Release Date.

         (a) Employee's "Security Release Date" shall mean the date which is at least two years following the date on which the Company receives from Employee a completed notice in the form attached hereto as Exhibit C, provided that Employee continues to be employed by Employer until such date. Employee's election of a Security Release Date shall be irrevocable.

         (b) Employee shall attain his or her Security Release Date upon becoming disabled while employed by the Employer. Employee shall be considered "disabled" at the time that the Administrator (as defined in Section 13(a) below) determines, based upon competent medical advice, that an Employee is incapable of rendering substantial services to the Employer by reason of mental or physical disability.

         (c) The Company's Security Interest in the Policy is contingent upon the timely payment of the premiums required under Section 3 of this Agreement. Each period covered by any individual premium payment shall be considered an independent extension of the Company's Security Interest in the Policy. In the event that the Company waives its rights by reason of failure to make payments under Section 3 of this Agreement, Employee shall immediately attain his or her Security Release Date (provided, however, that the cessation of the Company's obligations to pay premiums upon Employee's filing of an election of a Security Release Date shall not result in Employee immediately attaining his or her Security Release Date.) The Company's failure to extend its rights in no way affects the Company's duties and obligations under this Agreement.

11.      Limitation on Employee's rights prior to a Qualifying Event.

         In order to protect the Company's Security Interest and notwithstanding any other provisions in this Agreement, prior to a Qualifying Event, Employee agrees that he or she will not modify the death benefit under the Policy, direct the investment of the cash surrender value of the Policy, borrow against the Policy, assign the Policy, or obtain any portion of the cash value of the Policy. Notwithstanding the preceding sentence, if Section 6 applies to a termination, Employee may borrow or withdraw from the Policy, so long as the borrowing or withdrawal request is submitted to the Insurance Company along with a directive that the borrowed or withdrawn amount be transferred directly to the Company.


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

Prior to the release of the Company's Security Interest in the Policy, Employee and the Company agree that the Company shall from time to time appoint one or more individuals (the "Designee"), who may be officers of the Company, who shall be entitled to direct the investments under the Policy; provided, however, that, the Designee may only direct the investments under the Policy in funds offered by the Insurance Company under the Policy.

12.      Tax Withholding.

         It is recognized by the parties that the rights of Employee in the Policy (as modified by the Agreement) may cause Employee to be treated under certain circumstances as in receipt of gross income. These circumstances may also impose upon the Company an obligation to deduct and withhold federal, state or local taxes. Unless Employee otherwise provides the Company the amounts it is required to withhold, Employee shall cause, either by withdrawing from or borrowing on a nonrecourse basis against the Policy, to be transferred to the Company that portion of the cash value of the Policy which is equal to the amount of any federal, state or local taxes required to be withheld.

13.      Disputes.

         (a) A committee, the members of which shall be the Chief Executive Officer, Chief Financial Officer and General Counsel of Company, (the "Administrator") shall administer this Agreement. The Administrator (either directly or through its designees) will have power and authority to interpret, construe, and administer this Agreement (for the purpose of this section, the Agreement shall include the Collateral Security Assignment Agreement); provided that, the Administrator's authority to interpret this Agreement shall not cause the Administrator's decisions in this regard to be entitled to a deferential standard of review in the event that Employee or his or her beneficiary seeks review of the Administrator's decision as described below.

         (b) Neither the Administrator, its designee nor its advisors, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement.

         (c) Because it is agreed that time will be of the essence in determining whether any payments are due to Employee or his or her beneficiary under this Agreement, Employee or his or her beneficiary may, if he or she desires, submit any claim for payment under this Agreement or dispute regarding the interpretation of this Agreement to arbitration. This right to select arbitration shall be solely that of Employee or his or her beneficiary and Employee or his or her beneficiary may decide whether or not to arbitrate in his or her discretion. The "right to select arbitration" is not mandatory on Employee or his or her beneficiary and Employee or his or her beneficiary may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration. During the lifetime of the Employee only he or she can use the arbitration procedure set forth in this section.

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         (d)     Any claim for arbitration may be submitted as follows: if
Employee or his or her beneficiary disagrees with the Administrator regarding the interpretation of this Agreement and the claim is finally denied by the Administrator in whole or in part, such claim may be filed in writing with an arbitrator of Employee's or beneficiary's choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of Employee or his or her beneficiary submitting a list of five potential arbitrators to the Administrator. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of Georgia or (2) a retired Georgia Superior Court, Court of Appeals or Supreme Court judge. Within one week after receipt of the list, the Administrator shall select one of the five arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator in a timely manner, Employee or his or her beneficiary shall then designate one of the five arbitrators as the arbitrator for the dispute in question.

         (e) The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of Employee or his or her beneficiary and the Administrator. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

         (f) The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that the Company has breached this Agreement, he or she shall order the Company to immediately take the necessary steps to remedy the breach. The award of the arbitrator shall be final and binding upon the parties. The award may be enforced in any appropriate court as soon as possible after its rendition. If an action is brought to confirm the award, both the Company and Employee agree that no appeal shall be taken by either party from any decision rendered in such action.

         (g) Solely for purposes of determining the allocation of the costs described in this subsection, the Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that the Company has not breached this Agreement and (2) the claim by Employee or his or her beneficiary was not made in good faith. Otherwise, Employee or his or her beneficiary will be considered the prevailing party. In the event that the Company is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys' fees incurred by the Company) including stenographic reporter, if employed, shall be paid by the other party. In the event that Employee or his or her beneficiary is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by Employee or his or her beneficiary in pursuing his or her claim), including the fees of a stenographic reporter if employed, shall be paid by the Company.


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14.      Collateral Security Assignment of Policy to the Company.

         In consideration of the promises contained herein, the Employee has contemporaneously herewith granted the Security Interest in the Policy to the Company as collateral. under the form of Collateral Security Assignment attached hereto as Exhibit A, which Collateral Security Assignment gives the Company the limited power to enforce its rights to recover the cash value of the Policy, or a portion of the death benefit thereof, under the circumstances defined herein. The Company's Security Interest in the Policy shall be specifically limited to the rights set forth above in this Agreement, notwithstanding the provisions of any other documents including the Policy. Employee agrees to execute any notice prepared by the Company requesting a withdrawal or non-recourse loan in an amount equal to the amount to which the Company is entitled under Sections 5, 6 or 12 of this Agreement.

15.      Employee's beneficiary rights and security interest.

         (a) The Company and Employee intend that in no event shall the Company have any power or interest related to the Policy or its proceeds, except as provided herein and in the Collateral Security Assignment. In the event that the Company ever receives or may be deemed to have received any right or interest in the Policy or its proceeds beyond the limited rights described herein and in the Collateral Security Assignment, such right or interest shall be held in trust for the benefit of Employee and be held separate from the property of the Company. The Company hereby agrees to act as trustee for the benefit of Employee concerning any right to the Policy or its proceeds, except to the extent expressly provided otherwise in this Agreement.

         (b) In order to further protect the rights of the Employee, the Company agrees that its rights to the Policy and proceeds thereof shall serve as security for the Company's obligations as provided in this Agreement to Employee. The Company grants to Employee a security interest in and collaterally assigns to Employee any and all rights the Company has in the Policy, and products and proceeds thereof whether now existing or hereafter arising pursuant to the provisions of the Policy, this Agreement, the Collateral Security Assignment or otherwise, to secure any and all obligations owed by the Company to Employee under this Agreement. In no event shall this provision be interpreted to reduce Employee's rights to the Policy or expand in any way the rights or benefits of the Company under this Agreement, the Policy or the Collateral Security Assignment. This security interest granted to Employee from the Company shall automatically expire and be deemed waived if Employee terminates employment with Employer prior to a Qualifying Event. Nothing in this provision shall prevent the Company from receiving its share of the death benefits under the Policy as provided in Section 4 of this Agreement.

16.      Amendment of Agreement.

         Except as provided in a written instrument signed by the Company and Employee, this Agreement may not be cancelled, amended, altered, or modified.


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17.      Notice under Agreement.

         Any notice. consent, or demand required or permitted to be given under the provisions of this Agreement by one party to another shall be in writing, signed by the party giving or making it, and may be given either by delivering it to such other party personally or by mailing it, by United States Certified mail, postage prepaid, to such party, addressed to its last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent, or demand.

18.      Binding Agreement.

         This Agreement shall bind the parties hereto and their respective successors, heirs, executor, administrators, and transferees, and any Policy beneficiary.

19.      Controlling law and characterization of Agreement.

         (a) To the extent not governed by federal law, this Agreement and the right to the parties hereunder shall be controlled by the laws of the State of Georgia.

         (b) If this Agreement is considered a "plan" under the Employee Retirement Income Security Act of 1974 (ERISA), both the Company and Employee acknowledge and agree that for all purposes the Agreement shall be treated as a "welfare plan" within the meaning of Section 3(1) of ERISA, so that only those provisions of ERISA applicable to welfare plans shall apply to the Agreement, and that any rights that might arise under ERISA if this Agreement were treated as a "pension plan" within the meaning of Section 3(2) of ERISA are hereby expressly waived. Consistent with the preceding sentence, Employee further acknowledges that his or her rights to the Policy and the release of the Company's Security Interest are strictly limited to those rights set forth in this Agreement. In furtherance of this acknowledgment and in consideration of the Company's payment of the initial premiums for this Policy, Employee voluntarily and irrevocably relinquishes and waives any additional rights in the Policy or any different restrictions on the release of the Company's Security Interest that he or she might otherwise argue to exist under either state, federal, or other law. Employee further agrees that he or she will not argue that any such additional rights or different restrictions exist in any judicial or arbitration proceeding. Similarly, the Company acknowledges that its Security Interest is strictly limited as set forth in this Agreement and voluntarily and irrevocably relinquishes and waives any additional interests or different interests or advantages that the Company would have or enjoy if the Agreement were not treated as a "welfare plan" within the meaning of section 3(1) of ERISA.


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20.      Execution of Documents.

         The Company and Employee agree to execute any and all documents necessary to effectuate the terms of this Agreement.

                                          HEALTHDYNE TECHNOLOGIES, INC.


                                          By:_________________________

                                          Its:________________________


                                          EMPLOYEE


                                          ____________________________

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                                   EXHIBIT A

COLLATERAL SECURITY ASSIGNMENT AGREEMENT

         This Collateral Security Assignment is made and entered into effective as of ____________ ____ by the undersigned as the owner (the "Owner") of Life Insurance Policy Number __________ (the "Policy") issued by ______________________________________ (the "Insurer") upon the life of Owner and by Healthdyne Technologies, Inc., a Georgia corporation (the "Assignee").

         WHEREAS, the Owner is a valued employee of Assignee or a subsidiary of Assignee, and the Assignee wishes to retain him or her in its or its subsidiary's employ; and

         WHEREAS, as an inducement to the Owner's continued employment, the Assignee wishes to pay premiums on the Policy, as more specifically provided for in that certain Split-Dollar Life Insurance Agreement dated as of ___________, ____, and entered into between the Owner and the Assignee as such agreement may be hereafter amended or modified (the "Agreement") (unless otherwise indicated the terms herein shall have the definitions ascribed thereto in the Agreement);

         WHEREAS, in consideration of the Assignee agreeing to make the premium payments, the Owner agrees to grant the Assignee a security interest in the Policy as collateral security; and

         WHEREAS, the Owner and Assignee intend that the Assignee have no greater interest in the Policy than that prescribed herein and in the Agreement and that if the Assignee ever obtains any right or interest in the Policy or the proceeds thereof, except as provided herein and in the Agreement, such right or interest shall be held in trust for the Owner to satisfy the obligations of Assignee to Owner under the Agreement and the Assignee additionally agrees that its rights to the Policy shall serve as security for its obligations to the Owner under the Agreement;

         NOW, THEREFORE, the Owner hereby assigns, transfers and sets over to the Assignee for security the following specific rights in the Policy, subject to the following terms, agreements and conditions:

         1. This Collateral Security Assignment is made, and the Policy is to be held, as collateral security for all liabilities of the Owner to the Assignee pursuant to the terms of the Agreement, whether now existing or hereafter arising (the "Secured Obligations"). The Secured Obligations include:
(i) the obligation of the Owner to transfer an amount equal to the entire cash value in the event that the Owner terminates employment with Employer for a reason other than a Qualifying Termination and before attaining his or her Security Release Date; (ii) the obligation of the Owner to pay an amount of cash to the Assignee or transfer to the Assignee that portion of the cash value which is equal to any federal, state or local taxes that Assignee may be required to withhold and collect (as set forth in Section 12 of the Agreement); and (iii) the obligation of the Owner to name the Assignee as beneficiary for a portion of the death benefit under the Policy in the event of the death of Owner prior to Owner's termination of employment with Employer in accordance with Section 4 of the Agreement.

         2. The Owner hereby grants to Assignee a security interest in and collaterally assigns to Assignee the Policy and the cash value to secure the Secured Obligations. However, the Assignee's interest in the Policy shall be strictly limited to:

         (a) The right to be paid the Assignee's portion of the death benefit in the event of the death of Owner prior to Owner's termination of employment with Employer in accordance with Section 4 of the Agreement;

         (b) The right to receive an amount equal to the entire cash value of the Policy (which right may be realized by Assignee's receiving a portion of the death benefit under the Policy or by Owner's causing such amount to be transferred to Assignee (through withdrawing from or borrowing against the Policy) in accordance with the terms of the Agreement) if the Owner terminates employment with Employer for a reason other than a Qualifying Termination (unless he or she has previously attained his or her Security Release Date); and

         (c) The right to receive an amount equal to any federal, state or local taxes that Assignee may be required to withhold and collect (as set forth in Section 12 of the Agreement).

         3.(a)   Owner shall retain all incidents of ownership in the
Policy, and may exercise such incidents of ownership except as otherwise limited by the Agreement and hereunder. The Insurer is only authorized to recognize (and is fully protected in recognizing) the exercise of any ownership rights by Owner if the Insurer determines that the Assignee has been given notice of Owner's purported exercise of ownership rights in compliance with the provisions of Section 3(b) hereof and as of the date thirty days after such notice is given, the Insurer has not received written notification from the Assignee of Assignee's objection to such exercise; provided that, the designation of the beneficiary to receive the death benefits not otherwise payable to Assignee pursuant to Section 4 of the Agreement may be changed by the Owner without prior notification of Assignee. The Insurer shall not be responsible to ensure that the actions of the Owner conform to the Agreement.

         (b) Assignee hereby acknowledges that for purposes of this Collateral Security Assignment, Assignee shall be conclusively deemed to have been properly notified of Owner's purported exercise of his or her ownership rights as of the third business day following either of the following events:
(1) Owner mails written notice of such exercise to Assignee by United States certified mail, postage paid, at the address below and provides the Insurer with a copy of such notice and a copy of the certified mail receipt or (2) the

Insurer mails written notice of such exercise to Assignee by regular United States mail, postage paid, at the address set forth below:

               Healthdyne Technologies, Inc.
               1255 Kennestone Circle
               Marietta, Georgia 30066

               ATTN:    General Counsel

The foregoing address shall be the appropriate address for such notices to be sent unless and until the receipt by both Owner and the Insurer of a written notice from Assignee of a change in such address.

         (c) Notwithstanding the foregoing, Owner and Assignee hereby agree that, until Assignee's security interest in the Policy is released, Assignee shall from time to time designate one or more individuals (the "Designee"), who may be officers of Assignee, who shall be entitled to adjust the death benefit under the Policy and to direct the investments under the Policy; provided, however, that the Designee may only increase, but not decrease, the death benefit in effect on the date that the Policy is issued; provided, further, that the Designee may only direct the investments under the Policy in funds offered by the Insurer under the Policy. Assignee shall notify the Insurer in writing of the identity of the Designee and any changes in the identity of the Designee. Until Assignee's security interest in the Policy is released, no other party may adjust the death benefit or direct the investments under the Policy without the consent of the Assignee and Owner.

         4. If the Policy is in the possession of the Assignee, the Assignee shall, upon request, forward the Policy to the Insurer without unreasonable delay for endorsement of any designation or change of beneficiary or the exercise of any other right reserved by the Owner.

         5. (a) Assignee shall be entitled to exercise its rights under the Agreement by delivering a written notice to Insurer, executed by the Assignee and the Owner or the Owner's beneficiary, requesting either (1) a withdrawal or nonrecourse policy loan equal to the amount to which Assignee is entitled under Sections 5, 6 or 12 of the Agreement and transfer of such withdrawn or borrowed amount to Assignee or (2) the payment to the Assignee of that portion of the death benefit under the Policy to which the Assignee is entitled under Section 4 of the Agreement. So long as the notice is also signed by Owner or his or her beneficiary, Insurer shall pay or loan the-specified amounts to Assignee without the need for any additional documentation.

         (b) Upon receipt of a properly executed notice complying with the requirements of subsection (a) above, the Insurer is hereby authorized to recognize the Assignee's claims to rights hereunder without the need for any additional documentation and without investigating (1) the reason for such action taken by the Assignee; (2) the validity or the amount of any of the liabilities of the Owner to the Assignee under the Agreement; (3) the existence of any default therein, (4) the giving of any notice required herein, or (5) the application to be made by the Assignee of any amounts to be paid to the Assignee. The receipt of the Assignee for any sums received by it shall be a full discharge and release therefor to the Insurer.

         6. Upon the full payment of the liabilities of the Owner to the Assignee pursuant to the Agreement. the Assignee shall execute an appropriate release of this Collateral Security Assignment.

         7. The Assignee shall have the right to request of the Insurer and/or the Owner notice of any action taken with respect to the Policy by the Owner.

         8.(a)   The Assignee and the Owner intend that in no event shall
the Assignee have any power or interest related to the Policy or its proceeds, except as provided herein and in the Agreement, notwithstanding the provisions of any other documents including the Policy. In the event that the Assignee ever receives or may be deemed to have received any right or interest beyond the limited rights described herein and in the Agreement, such right or interest shall be held in trust for the benefit of the Owner and be held separate from the property of the Assignee. The Assignee hereby agrees to act as trustee for the benefit of the Owner concerning any right to the Policy or its proceeds, except to the extent expressly provided otherwise in the Agreement and this Collateral Security Assignment Agreement.

         (b) In order to further protect the rights of the Owner, the Assignee agrees that its rights to the Policy and proceeds thereof shall serve as security for the Assignee's obligations to the Owner as provided in the Agreement. Assignee hereby grants to Owner a security interest in and collaterally assigns to Owner any and all rights it has in the Policy, and products and proceeds thereof, whether now existing or hereafter arising pursuant to the provisions of the Policy, the Agreement, this Collateral Security Assignment or otherwise, to secure Assignee's obligations ("Assignee Obligations") to Owner under the Agreement, whether now existing or hereafter arising. The Assignee Obligations include all obligations owed by the Assignee to Owner under the Agreement, including without limitation: (i) the obligation to transfer ownership of the Policy to Owner and to make the premium payments required under Section 3 of the Agreement and (ii) the obligation to do nothing which may, in any way, endanger, defeat or impair any of the rights of Owner in the Policy as provided in the Agreement. In no event shall this provision be interpreted to reduce Owner's rights in the Policy or expand in any way the rights or benefits of the Assignee under the Agreement. In the event that Owner terminates employment with Employer for any reason prior to a Qualifying Event, this security interest and collateral assignment granted by Assignee to Owner shall automatically expire and be deemed waived. Nothing in this provision shall prevent the Assignee from receiving its share of the death benefits under the Policy as provided in Section 4 of the Agreement.

         9. Assignee and Owner agree to execute any documents necessary to effectuate this Collateral Security Assignment pursuant to the provisions of the Agreement. All disputes shall be settled as provided in Section 13 of the Agreement. The rights under this Collateral Security Assignment may be enforced pursuant to the terms of the Agreement.

         IN WITNESS WHEREOF, the Owner and Assignee have executed this Collateral Security Assignment effective the day and year first above written.

                                     _________________________________
                                     _____________________, Owner

                                     Healthdyne Technologies, Inc.


                                     By:______________________________
                                     Title:___________________________

                                   EXHIBIT B

            SPOUSAL CONSENT TO DESIGNATION OF NONSPOUSAL BENEFICIARY

         My spouse is _________________________. I hereby consent to the designation made by my spouse of _________________ as the beneficiary (subject to any rights collaterally assigned to Healthdyne Technologies, Inc.) under Life Insurance Policy No. __________ which Healthdyne Technologies, Inc. has purchased from______________________________ and transferred to him/her. I understand that this consent is valid only with respect to the naming of the beneficiary indicated above and that the designation of any other beneficiary will not be valid unless I consent in writing to such designation.

         This consent is being voluntarily given, and no undue influence or coercion has been exercised in connection with my consent to the designation made by my spouse of the beneficiary named above rather than myself as the beneficiary under the Split-Dollar Life Insurance Policy.


                                           ______________________________
                                           Spouse's Signature

                                           ______________________________
                                           Print Spouse's Name

                                           ______________________________
                                           Date

                                   EXHIBIT C

                          SPLIT-DOLLAR LIFE INSURANCE
                        TWO YEAR SECURITY RELEASE NOTICE


         Pursuant to the Split-Dollar Life Insurance Agreement entered into between Healthdyne Technologies, Inc. (the "Company") and me dated as of ___________, _____ (the "Agreement"), I hereby notify the Company that I request to be released on _______ _______ ("Security Release Date") from the Company's collateral security in Policy Number _________ issued by __________________________________. I understand that my Security Release Date must be at least two years from the date on which the Company receives this Notice. I further understand that in order for the Company's collateral security interest to be released on my Security Release Date, I must continue to be employed by the Company or one of its subsidiaries (as defined in the Agreement) until such date.


                                             ________________________________
                                             Name of Employee


                                             ________________________________
                                             Date


Received by Healthdyne Technologies, Inc.

on _________________________________

By _________________________________